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                                                                    Exhibit 99.1
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                           Alltrista Corporation News
           555 THEODORE FREMD AVENUE, SUITE B302, RYE, NEW YORK 10580

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     Alltrista Corporation Stockholders Approve Proposals at Special Meeting
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RYE, New York, -- December 24, 2001 - Alltrista Corporation (NYSE:ALC) announced that, at a special meeting for stockholders held on December 18, 2001, the Corporation's stockholders approved all five proposals. The proposals were (i) to reincorporate the Corporation in the State of Delaware, (ii) to increase the number of shares of Common Stock authorized for issuance, (iii) to include a provision in the certificate of incorporation of the new Delaware Corporation eliminating liability for directors other than as required under Delaware law,
(iv) to amend the Corporation's 1998 Long-Term Equity Incentive Plan, and (v) to adopt the Corporation's 2001 Stock Option Plan. Following the approval of the stockholders to reincorporate, Alltrista began trading as a Delaware Corporation on December 20, 2001.

     Martin E. Franklin, Alltrista's chairman and chief executive officer said, "We are pleased that the shareholders supported the continuing reorganization of the Company into a platform from which we can start to grow in 2002."

     Alltrista Corporation operates two distinct business segments, Consumer Products and Materials Based. Consumer Products is a leading marketer of home food preservation products and is the leading provider of home canning products in North America under the Ball(R), Kerr(R) and Bernardin(R) brands. The Materials Based group consists of manufacturing operations in Injection Molding plastics and Thermoforming plastics and is the country's largest producer of zinc strip and fabricated products, including coin blanks for U.S. and foreign mints. Please visit the Company's web site at www.alltrista.com for further information.

Note: This news release contains" forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that



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could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2000 and its Form 10-Q for the three months ended September 30, 2001.